CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of Quadra Projects, Inc. in a filing of that company on Form 10-K for the year ended November 30, 2008.

/s/ Robert G. Jeffrey --------------------- Robert G. Jeffrey

Wayne, New Jersey 07470 February 27, 2009

CONSENT-USPM/HD